(Translation)

Office Lease Contract

Lessor: (hereinafter “Party A”) JIANG Mengtian

Lessee: (hereinafter “Party B”) Gloabalink (Xuzhou) Bio-Technology Ltd.

In accordance with the “Contract Law of the People’s Republic of China”, Party A and Party B, after holding consultations to reach a consensus, enter into this contract in order to specify the relations of rights and obligations between both parties:

Article I: Property lease

Party A shall lease two buildings with a total floor space of 96.35 square meters in Pizhou City to Party B for use.

Article II Lease time limit

The lease term is one year, Party A shall, beginning from August 10, 2015, turn over to Party B the leased property for use and take it back on August 9, 2016.

If Party B has one of the following situations, Party A may terminate the contract and take back the property:

1.	Party B arbitrarily re-rent the property, transfer it or lend to others for use;
2.	Party B utilizes the leased property for illegal activities to the detriment of public interests;

When the lease period expires, the lease relation automatically terminates, Party A is not required to inform Party B in a separate notice. If both Parties have the intent to renew the lease, then, they can indicate the intent for renewal three months prior to the expiration and agree on a reasonable rent and lease renewal contract.

Article III Rentals

The yearly rental is RMB Seventeen Thousand Four Hundred Yuan (tax included), the mode of payment is effecting payment in a lump.

Article IV Matters Agreed

1.	From the date when Party B moves in to the date when Party B moves out upon expiration of the lease agreement, Party B shall be responsible for any cost for supply of water, electricity and gas as well for telephone bills in the interior and exterior of the property.
2.	Party A shall perform the obligation of repairing the leased property and Party B shall coordinate in the repair work. Party B shall, in an appropriate way, manage the equipment sets in the interior & exterior of the leased property, without the consent of Party A, Party B may not arbitrarily change or damage the property’s structure and equipment sets.
3.	Party B may not utilize the leased property for carrying out illegal activities or storing hazardous articles affecting the public safety & security.
4.	Expiry of the lease: where the lease is not to be renewed, Party B shall unconditionally surrender the lease and return the property to Party A attached with an inventory list of the equipment sets, Party B may not request Party A for refunding the rents, moving fees and all the premiums. Party B must move out all of its own furniture pieces and articles and may not intentionally leave them stay and occupy the places. If they are not moved away when the time limit is overdue, then, it will be deemed as Party B abandoning its ownership right and Party A may dispose of them at his discretion. Where Party B refuses to move, Party A may bring a lawsuit to a people’s court and Party B should bear all the losses and pay compensations.
5.	During the lease period, neither party may dissolve the contract for no reason. If Party A does need to take back the property for his own use, he must give a 15 day prior notice to Party B and pay one month’s rent to Party B as a compensation for moving and refund to Party B the rent balance for the remaining days before the lease expires.
6.	Party A must provide documents for the above property, if, due to the property ownership-related issues, Party B is affected in the habitation and utilization of the property, then, Party A shall bear all the losses resulting therefrom.

Article V Changes regarding Party A and Party B

1.	Where Party A transfers to a third party the property’s ownership, the contract shall continue to be effective for the new owner of the property.
2.	If Party A sells the property, he should give Party B a three-month prior notice and Party B shall have the right of first refusal subject to the same conditions.
3.	Where Party B exchanges the property with a third party, it must obtain the consent of Party A beforehand.

Article VI Liabilities for Default

1.	If Party A fails to act according to the aforementioned contract clauses to deliver to Party B the leased property that meets the requirements, then, Party A should compensate Party B therefor.
2.	Where Party A fails to conduct necessary reparation on the property on time and according to the requirements, resulting damage to Party B’s belongings and injury to its personnel, Party A should bear the obligation to pay compensations.
3.	Where Party fails to manages the property and its facilities in a normal way, thus causing damage to Party A, Party B shall bear the liabilities for compensation.
4.	Where Party B intentionally fails to pay the rents when the time limit is overdue, Party B should, apart from paying the delinquent amount in full, also pay one month’s rent as compensation. In case of a special circumstance where Party B cannot pay the rents for the time being, Party A and Party B may hold consultations to resolve the issue.
5.	Where Party B breaches the contract in arbitrarily sub-leasing the property to others for use, Party A shall have the right to take back all the property and the right to hold back the rents paid by Party B prior to the expiration of the lease as Party B’s liquidated damages to Party A for compensation. And if the breaching act also causes damage to the leased property, Party B should also bear the liability for paying compensations.

Article VII Indemnification Conditions

Where a force majeure causes damage to the property and incurs losses, Party A and Party B shall have no liability to and from each other.

Article VIII Dispute Settlement

1.	Where a dispute occurs in the course of implementing this contract, both Parties should settle it through consultations, if the dispute cannot be resolved through consultation, then, either party may bring a lawsuit to the people’s court in the place where the property is located.

Article IX Any matter unmentioned herein shall be handled in accordance with the “Contract Law of the People’s Republic of China” by a supplementary stipulation which is formulated by both parties to the contract through consultation. The said stipulation shall have the same effect as this contract.

Article X This contract is made in duplicate with each Party holding one copy thereof, the contract may take effect after being signed and stamped thereon.

Party A: JIANG Mengtian	Party B: Gloabalink (Xuzhou) BioSciTec Ltd.
Seal:	Seal:
Date: August 6, 2012	Date: August 6, 2012
ID card number: illegible	ID card number: